Exhibit 99.1


LQ Corporation, Inc. Announced Today the Resignation, Pursuant to a Securities Purchase Agreement, of Two Members of its Board of Directors and the Appointment of Sole Chief Executive Officer

Wednesday May 26, 4:00 pm ET


NEW YORK, May 26 / PRNewswire-FirstCal / - Seymour Holtzman and Jesse Choper each resigned today as a member of the board of directors of LQ Corporation, Inc. (OTC Bulletin Board: LQID - News; formerly named Liquid Audio, Inc.). Mr. Holtzman also resigned as our Co-Chief Executive Officer and James A. Mitarotonda, formerly our Co-Chief Executive Officer, became our sole Chief Executive Officer. These resignations and appointment were made in connection with a closing on May 20, 2004, of the transactions under a Securities Purchase Agreement of the sale by Mr. Holtzman and an entity controlled by him of 237,750 of our common shares to Mr. Mitarotonda and a partnership controlled by him, and 237,750 of our common shares to Ramius Securities, LLC, a shareholder of our company. These shares represented all of our common shares that were owned by Mr. Holtzman and his affiliates. Following this transaction, Mr. Mitarotonda and entities controlled by him own 1,057,400 of our common shares, or approximately 4.56% of our issued and outstanding common shares, and Ramius and its affiliates own 987,700 of our common shares, or approximately 4.26% of our issued and outstanding common shares, on the date hereof.

More detailed information about LQ Corporation, Inc. is set forth in its filings with the Securities and Exchange Commission (the "SEC"). Investors and security holders are urged to read those documents free of charge at the SEC's Web site at www.sec.gov. Those documents may also be obtained free of charge from LQ Corporation, Inc.